Exhibit 5.1

Bank of America Plaza 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602	813.229.7600 813.229.1660 fax
www.shumaker.com

February 1, 2021

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, Florida 33634

Re: Oragenics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Oragenics, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to: (i) Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated February 1, 2021 (the “ATM Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (Registration No. 333-235763) which was declared effective by the Commission on January 13, 2020, (the “Registration Statement”), and the related prospectus, dated January 13, 2020, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the ATM Prospectus Supplement, the “ATM Prospectus”), relating to the proposed issuance and sale by the Company, from time to time through A.G.P./Alliance Global Partners (the “Agent”) as the sales agent, of shares of common stock, par value $0.001 per share, of the Company in an aggregate offering amount of up to $20,000,000 (the “ATM Shares”). The ATM Shares are to be issued and sold pursuant to that certain Sales Agreement, dated February 1, 2021 by and between the Company and the Agent (the “Sales Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the ATM Prospectus, the Sales Agreement, the Company’s Amended and Restated Articles of Incorporation, as amended, and the Company’s Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the Florida Business Corporation Law of the State of Florida. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the ATM Shares, when issued and sold against payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated February 1, 2021 and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the references to our firm therein and in the Prospectus and the ATM Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP